Exhibit 5.1

March 25, 2011

BIRKS & MAYORS INC.

1240 Square Phillips

Montreal, Quebec

Canada

H3B 3H4

Birks & Mayors Inc. (the “Company”)

Registration Statement on Form F-3

Ladies and Gentlemen:

This opinion is furnished to the Company in connection with the Registration Statement (the “Registration Statement”) on Form F-3 filed March 25, 2011 by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering, under the United States Securities Act of 1933, as amended (the “Securities Act”), Class A Voting Shares (without nominal or par value) of the Company’s share capital (the “Shares”), and more specifically:

up to 382,693 Shares which may be issued by the Company pursuant to the Warrant Agreement dated November 14, 2005 between Mayors Jewelers, Inc. (“Mayor’s”) and Mr. Carlo Coda-Nunziante, the Warrant Agreement dated November 14, 2005 between Mayor’s and Mr. Joseph A. Keifer, the Warrant Agreement dated November 14, 2005 between Mayor’s and Mr. Marco Pasteris, the Letter Agreement dated November 14, 2005 between Mayor’s and Mr. Thomas A. Andruskevich, the Letter Agreement dated November 14, 2005 between Mayor’s and Mr. Filippo Recami, the Letter Agreement dated November 14, 2005 between Mayor’s and Mr. Joseph A. Keifer, the Letter Agreement dated November 14, 2005 between Mayor’s and Mr. Marco Pasteris and the Letter Agreement dated November 14, 2005 between Mayor’s and Mr. Carlo Coda-Nunziante (collectively, the “Warrant Agreements”) as follows: up to 131,209 Shares to Mr. Thomas A. Andruskevich, up to 24,055 Shares to Mr. Carlo Coda-Nunziante, up to 48,110 Shares to Mr. Joseph A. Keifer, up to 48,110 Shares to Mr. Marco Pasteris, and up to 131,209 Shares to the Estate of Mr. Filippo Recami (the “Selling Shareholders”).

In connection with the opinion hereafter expressed, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Warrant Agreements, as well as such other documents, papers, instruments, certificates of public officials and corporate records, including the Company’s restated certificate of incorporation and restated articles of incorporation dated November 14, 2005, as we have deemed necessary as a basis for the opinions set forth herein. We have relied as to factual matters on certificates or other documents furnished by the Company or the Company’s officers and by governmental authorities and upon such other documents and data that we have deemed accurate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of all persons executing such documents, the conformity to original documents of all documents submitted to us as copies, and the truth and correctness of any representations and warranties contained therein.

Our opinion expressed below is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein, and we do not express any opinion herein concerning any other law. Based upon and subject to the foregoing, we are of the opinion that, assuming no change in relevant facts, then (i) when the Registration Statement becomes effective under the Securities Act, and (ii) if the warrants under the Warrant Agreements are exercised by the Selling Shareholders, and the exercise prices therefor are paid to the Company by the Selling Shareholders, in accordance with the terms of the respective Warrant Agreements pursuant to which such warrants were granted, up to 382,693 Shares will be validly issued, fully paid and non-assessable in accordance with the Canada Business Corporations Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is addressed to the addressee only and only for the purposes of registering the Shares underlying the Warrant Agreements under the Securities Act pursuant to the Registration Statement. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Very truly yours,

/s/ Stikeman Elliott LLP
STIKEMAN ELLIOTT LLP